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                               GENERAL AGREEMENT

     THIS AGREEMENT, between PTN Media (PTN), and NeoHand, Inc. ("Licensee") sets forth the terms and conditions pursuant to which PTN grants to Licensee the rights to use certain content ("Content") developed by PTN and more particularly described in Attachment A, as part of Licensee's software Fashionwindow.com Workouts by neohand ("The Software") more particularly described in Attachment A.

     In consideration of the mutual promises contained herein, the parties hereby agree as follows:

     1. Limited Use License.

     a. Grant of License. PTN hereby grants Licensee a nonexclusive, worldwide, limited license to use, reproduce, distribute, and create derivative works of the Content, but only through The Software, subject to the provisions of this license and only to end users pursuant to a license agreement substantially in the form attached hereto as Attachment C. Private label of The Software created by Licensee or in cooperation with a third party, are excluded from this license. Licensee may distribute the Content only through the agreed Software format described in Attachment A.

     b. Ownership, Copyright and Trademarks. PTN shall retain all right, title and interest (subject to the license granted herein) in and to all Content. Derivative works created by Licensee including all or part of the Content shall be the joint property of the parties and all use of such derivative works shall be limited by the terms of this Agreement. Licensee shall include in all displays and other expressions of Content the copyright provisions, trademarks, trade names, and use restrictions stated herein and reasonably altered by PTN from time to time (including without limitation those set forth in Attachment A hereto). Neither party shall use any content or marks, logos or other identifiers of the other party in any manner other than as is expressly provided for in this Agreement, without the other party's prior written approval. The parties acknowledge and agree that: (i) they shall not use the other party's marks in a manner likely to diminish the other party's marks' commercial value;
(ii) they shall not knowingly permit any third party to use the other party's marks unless authorized to do so in writing by the other party; (iii) all goodwill associated with parties' use of the other party's marks shall inure to other party; (iv) the parties' marks are and shall remain the sole property of the party owning the marks before entering into this Agreement; (v) nothing in this Agreement shall confer in either party any right of ownership in the other party's marks, and the parties shall not make any, representation to that effect, or use the other party's marks in a manner that suggests that such rights are conferred.

     c. Editing Content. Except to correct obvious typographical errors, the information may not be edited or added to without the prior written approval of PTN. Information which does not serve Licensee's editorial purposes may be deleted by Licensee with notice or advance approval, except that portions of information less than a paragraph in length may not be deleted

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     a. Pricing/Royalties for Content. In consideration of licenses granted under this Agreement, Licensee agrees to pay PTN in accordance with the payment of fees as set forth in Attachment B hereto.

     b. Right to Inspect. Licensee agrees that PTN may upon reasonable notice and during Licensee's normal business hours examine Licensee's records and books of account relating to use of the Content for the sole purpose of determining whether the appropriate royalties and other amounts have been reported and paid to PTN. If such examination indicates that any amount paid by Licensee was less than the actual amount that should have been so paid, then Licensee shall promptly pay the difference to PTN, with interest thereon at 2.0% above the prime rate then in effect at Chase Manhattan Bank in New York, New York. Each such examination shall be at PTN's expense, unless such examination shall determine that any amount paid by Licensee was less than 95% of the actual amount that should have been so paid, in which case, Licensee shall reimburse PTN for all costs of such examination.

     4. Representations and Warranties.

     PTN represents and warrants that (i) to the best of its knowledge, it has the right to provide the Content and other materials under this Agreement, and
(ii) to the best of its knowledge, at the time of delivery of the Content, the contents contained therein will not materially and substantially violate or infringe the rights of any third party in a manner that

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materially and substantially damages Licensee. PTN DOES NOT ASSUME, AND HEREBY
DISCLAIMS, ANY LIABILITY TO ANY PARTY FOR ANY LOSS OR DAMAGE CAUSED BY ERRORS OR OMISSIONS IN THE TEXT, WHETHER SUCH ERRORS OR OMISSIONS RESULT FROM NEGLIGENCE, ACCIDENT OR ANY OTHER CAUSE.

     Licensee represents and warrants that (i) to the best of its knowledge, it has the right to provide The Software and other materials under this Agreement,
(ii) to the best of its knowledge, The Software does not and will not materially and substantially violate or infringe the rights of any third party in a manner that materially and substantially damages PTN and (iii) The Software will in fact perform in conformity with this Agreement prior to, during, and after the calendar year 2000 A.D., will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

THE WARRANTIES STATED IN THIS AGREEMENT ARE LIMITED WARRANTIES AND THE ONLY WARRANTIES MADE BY THE PARTIES. BOTH PARTIES WAIVE ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO (i) IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND (ii) WARRANTIES AS TO ACCURACY OR COMPLETENESS OF THE MATERIALS, INFORMATION, GOODS, SERVICES, TECHNOLOGY AND/OR EDITORIAL CONTENT PROVIDED UNDER THIS AGREEMENT.

     5. Indemnification.

     a. PTN Indemnification. In the event of any claim by any third party against Licensee, its parent company, subsidiaries, agents, affiliates or end users, arising out of use of Content in accordance with this Agreement for actual or alleged (i) violation or misappropriation of any third party intellectual or other proprietary rights, or (ii) defamation, fraud or misrepresentation attributable to PTN, Licensee shall promptly notify PTN and, if (and to the extent that) such claim does not arise from any change to Content made by Licensee, then PTN shall defend such claim, suit or action at PTN's expense. Under such circumstances (and to such extent), PTN shall indemnify and hold harmless Licensee against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Licensee shall have the right, at its expense, to participate in the defense of such claim through counsel of its own choosing. PTN shall not be required to pay any settlement amount that it has not approved in advance.

     b. Licensee Indemnification. In the event of any claim by any third party against PTN, its parent company, subsidiaries, agents, affiliates or end users, arising out of Licensee's use of The Software or Content for actual or alleged
(i) violation or misappropriation of any third party intellectual or other proprietary rights, or (ii) defamation, fraud or misrepresentation attributable to Licensee, PTN shall promptly notify Licensee and, if (and to the extent that) such claim arises from any change to Content made by Licensee or use of the Content by Licensee in breach of this Agreement, then Licensee shall defend such claim, suit or action at Licensee's expense. Under such circumstances (and to such extent), Licensee shall indemnify and hold harmless PTN against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful.

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PTN shall have the right, at its expense, to participate in the defense of such claim through counsel of its own choosing. Licensee shall not be required to pay any settlement amount that it has not approved in advance.

     6. Confidential Information. PTN and Licensee understand and agree that in the performance of this Agreement each party may have access to private or confidential, non-public information of the other party, its parent company, subsidiaries and affiliates, and its and their customers and suppliers, including but not limited to, trade secrets, marketing and business plans and technical specifications and information, which is designated as confidential by the disclosing party in writing, whether by letter or by the use of a confidential or proprietary stamp or legend, prior to or at the time it is disclosed to the other party ("Confidential Information"). Each party agrees that: (1) all Confidential Information shall remain the exclusive property of the owner thereof; (2) it shall maintain, and shall cause its employees and agents and subcontractors to maintain, the confidentiality and secrecy of the other party's Confidential Information; (3) it shall not, and shall ensure that its employees and agents do not, copy, publish, manipulate, disclose to others or otherwise use the Confidential Information of the other party; and (4) it shall return or destroy all copies of Confidential Information upon request of the other party, and indemnify and hold harmless such other party from and against all damages and expenses (including attorney's fees and costs) arising from a breach of this provision. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party, (ii) is disclosed to third parties by the owner thereof without restriction on such third parties, (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, prior to the time of disclosure under this Agreement, (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto, (v) is independently developed without access or reference to the disclosing party's Confidential Information, or (vi) is released from confidential treatment by written consent of the owner thereof. Neither party shall disclose the terms of this Agreement to any third-party without written permission of the other.

     7. Limitation of Damages. EXCEPT WITH RESPECT TO A BREACH OF SECTION 6 HEREOF OR WITH RESPECT TO THE PARTIES' INDEMNIFICATION OBLIGATIONS ARISING FROM THIRD-PARTY CLAIMS UNDER SECTION 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL THEORY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

     8. Term; Termination.

     a. Term. The term of this Agreement shall commence on August 1, 2000. Unless terminated earlier under provisions in this Agreement, this Agreement will renew automatically on each successive anniversary date unless either party gives the other ninety (90) days written notice of cancellation.

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     b. Termination for Default. If either party shall materially breach any provision contained in this Agreement and such breach shall not have been cured within thirty (30) days (5 days for breaches of the parties' confidentiality obligations or the license grant) after written notice thereof shall have been given to the appropriate party, the party giving such notice may then give further notice to such other party terminating this Agreement, in which event this Agreement and rights granted hereunder shall terminate on the date specified in such further notice.

     c. Removal Upon Termination. Upon the termination of this Agreement for any reason, Licensee shall cease all distribution of Content through The Software and return or destroy all copies of the Content in its possession or under its control, including without limitation all Content included in The Software.

     d. Survival of Payment Obligations. Termination of this Agreement shall not affect the obligation of either party to pay all amounts owing or to become owing pursuant to this Agreement on or before the date of such termination.

     9. Miscellaneous

     a. Notices. All notices hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or by overnight courier service, to the address set forth below, or to such other addresses as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered by return receipt or equivalent.

     b. Amendment; Assignment; Entire Agreement. This Agreement may not be amended except by written instrument executed by both parties. Neither party shall assign this Agreement in whole or part without the prior written consent or the other party except that either party may assign this Agreement in its entirety to its parent company, any subsidiary which it holds a majority voting interest, or any affiliate, or in connection with a merger, reorganization or sale of substantially all of the business to which this Agreement relates.

     c. Force Majeure. If either party is prevented from performing any of its duties and obligations hereunder in a timely manner by reason of any act of God, strike, labor, dispute, flood, public disaster, equipment or technical malfunctions or failures, power failures or interruptions or any other reason beyond its reasonable control, such condition shall be deemed to be a valid excuse for delay of performance or for nonperformance of any such duty or obligation for the period during which such conditions exists. Either party may terminate this Agreement immediately if such condition persists for thirty (30) days.

     d. No Rights By Implication. No rights or licenses with respect to The Software, the Content, or the information contained therein, are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

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     e. Relationship of the Parties. The parties are independent contractors.
Notwithstanding anything to the contrary, this Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties and neither party nor any of their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

     f. Survival of Certain Provisions. Notwithstanding the termination or expiration of this Agreement, the provisions of Sections 1(b), 4, 5, 6, 7, 8(c), 8(d) and 9 shall survive and continue and shall bind the parties and their legal representatives, successors and permitted assigns.

     g. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts made and performed in Illinois without regard to conflict of laws principle. The parties hereto submit to the exclusive jurisdiction of the state and Federal courts located in the County of Cook, Illinois for the purpose of resolving any dispute relating to the subject matter of this Agreement.

     h. Announcements. No announcements or publicity regarding this Agreement shall be made without the prior written consent of PTN and of neohand, inc.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of July 24, 2000.

     By: /s/ Peter Klamka
     Name:   Peter Klamka
     Title:  President - PTN

     Notice Address:   455 E. (Illegible) Ann Arbor, MI 48104

     Fax:     734-327-0594



     By: /s/ David E. Horwich
     Name:   David E. Horwich
     Title:  President
     Notice Address:    3130 N. Lake Shore Dr.
                        Suite 1900
                        Chicago, IL 60657 USA

     Fax:               773-326-0916

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                                  Attachment A

Content Description:

The Content shall derive from the fitness guide owned by PTN. PTN may alter the content from time to time in order to respond to market demand.

The Software Description

The Content provided is for exclusive use in developing The Software. The Software is an application developed by Licensee to run on the Palm operating system from Palm, Inc. to be known as Fashionwindow.com Workouts by neohand and specifications and final product for which shall be subject to PTN's reasonable approval prior to public distribution. The Software shall incorporate the Content and provide a user interface and technology for organizing, searching and displaying the Content. The Software shall be configured and sold as a single user license for use on one (1) PalmOS device (per the terms of the Software License Agreement in Attachment C). Upon expiration of any user's one year term, the user must renew the license by purchasing an additional one year term license. All purchases of The Software, both new and renewal, are subject to the terms of this Agreement. For the purposes of royalty calculations in Attachment B, The Software shall be defined as a single user, single platform product.

Format:

PTN agrees to provide Content to Licensee, in a delimited format, promptly upon execution of this Agreement. PTN agrees to provide updated Content to Licensee on a timely basis, no less than once per thirteen (13) month period, should this agreement be allowed to continue beyond twelve (12) months.

Credit lines, Disclaimers, Copyrights, Trademarks and Trademark Use Restrictions

On Software start-up, the following shall be displayed (where "XXXX" is to be replaced by the appropriate calendar year):

     Copyright(C)XXXX Fashionwindow.com. All rights reserved.

In addition, credit will be given to content's original writer, Karen W. Bressler, in the About This Program screen of the application.

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                                  Attachment B

Payments and Royalties:

A licensing fee payment, or royalty, of 50% (fifty percent) of all Gross Receipts (see definition below) from sales of The Software will be paid to PTN. The suggested retail price of the product shall be $9.95. Payments will be made on the 15th day of each month for all monies collected during the prior month. Payment will continue through the term of this Agreement or until all collections from all sales of the Software have been processed. In all cases, payment will be accompanied by a list of customers who have purchased or who are using The Software. Customer information will include, but is not limited to:
Gross Receipts from each sale; name of items purchased and quantity; date of purchase, payment status; name; address; and business affiliation (if any). No further royalties or payments will be expected in connection with this license (unless renewed upon mutual agreement).

Gross Receipts Definition

Licensee shall keep full and accurate books showing receipts and expenses hereunder:

     Gross Receipts received from on-line or downloaded sales shall be defined as the transacted selling price of The Software less any sales tax or commissions charged by resellers or vendors. Sales transacted by PTN or Licensee owned, or partially-owned, companies shall not incur commissions.

Gross Receipts received from "packaged" software sales shall be defined as the transacted selling price of The Software less any sales tax or commissions charged by resellers or vendors and less the per unit "packaging" costs agreed to by PTN prior to distribution and offering.

Free Distribution and Shareware:

The Software may not be distributed free (at no-cost) to the public at-large. Occasional complimentary or trial distribution of The Software is permitted, subject to the terms and conditions of Attachment C, when the intent is to secure sales of The Software, and when offered as a matter of standard business practice. All complimentary or trial distribution of The Software is to be pre-approved by PTN in writing and recorded as indicated under Payments and Royalties set forth in this Agreement. Distribution of The Software on a shareware or freeware basis is not allowed unless agreed to in writing by both parties.


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IMPLIED WARRANTIES OR CONDITIONS, INCLUDING ANY IMPLIED WARRANTY OF TITLE, NON
INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, regardless of whether we know or had reason to know of your particular needs. No employee, agent, dealer or distributor of ours is authorized to modify this limited warranty, nor to make any additional warranties.

SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

Limited Remedy

Our entire liability and your exclusive remedy for breach of the foregoing warranty shall be, at our option, to either:
* return the price you paid, or
* repair or replace the Software or media that does not meet the foregoing warranty if it is returned to us with a copy of your receipt.

IN NO EVENT WILL WE BE LIABLE TO YOU FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE USE OR THE INABILITY TO USE THE SOFTWARE (EVEN IF WE OR AN AUTHORIZED DEALER OR DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF THESE DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY).

SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

Term and Termination

This license agreement takes effect upon your use of the software and remains effective until terminated. You may terminate it at any time by destroying all copies of the Software and Documentation in your possession. It will also automatically terminate if you fail to comply with any term or condition of this license agreement. You agree on termination of this license to destroy all copies of the Software and Documentation in your possession.

Confidentiality

The Software contains trade secrets and proprietary know-how that belong to us and it is being made available to you in strict confidence. ANY USE OR DISCLOSURE OF THE SOFTWARE, OR OF ITS ALGORITHMS, PROTOCOLS OR INTERFACES OTHER THAN IN STRICT ACCORDANCE WITH THIS LICENSE AGREEMENT, MAY BE ACTIONABLE AS A VIOLATION OF OUR TRADE SECRET RIGHTS.

General Provisions

1. This written license agreement is the exclusive agreement between you and us concerning the Software and Documentation and supersedes any prior purchase order, communication, advertising or representation concerning the Software.

2. This license agreement may be modified only by a writing signed by you and us.

3. In the event of litigation between you and us concerning the Software or Documentation, the prevailing party in the litigation will be entitled to recover attorney fees and expenses from the other party.

4. This license agreement is governed by the laws of the State of Illinois.

5. You agree that the Software will not be shipped, transferred or exported into any country or used in any manner prohibited by the United States Export Administration Act or any other export laws, restrictions or regulations.